UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 3, 2016

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) First Half of 2016 Cash Bonus Program for Certain Executive Officers — On February 3, 2016, the Compensation Committee (“Committee”) of the Board of Directors of ON Semiconductor Corporation (“Corporation”) determined specific bonus plan parameters for the Corporation’s semi-annual cash incentive program for the first half of 2016.

Cash bonuses under the Bonus Program will be paid if the Corporation achieves a certain minimum non-GAAP earnings per share (the “Minimum Non-GAAP EPS”). Under the Bonus Program, the bonus pool is capped at 11% of non-GAAP net income. Non-GAAP earnings per share will be calculated by excluding certain items from GAAP net income, such as: gain (loss) on debt repurchase, debt exchange, early extinguishment of debt, etc.; restructuring, asset impairment and other charges, net; expensing of inventory fair market value step up; amortization of acquisition related intangible assets; non-cash interest expense; adjustment to reflect cash taxes; goodwill and intangible asset impairment; actuarial gains or losses on pension plans and other pension benefits; gains or losses on acquisitions; acquisition related costs; and non-recurring material items.

Award opportunities for the first half of 2016 under the Bonus Program (expressed as a percentage of the officer’s base salary) for each of the named executive officers has the threshold, target, and stretch amount listed below. The Committee reviews these officer award opportunities from time-to-time.

Officer	Title	Current Award Opportunity

Keith D. Jackson	President and Chief Executive Officer	Threshold (0%) Target (150%) Maximum (300%)

Bernard Gutmann	Executive Vice President and Chief Financial Officer and Treasurer	Threshold (0%) Target (80%) Maximum (160%)

William A. Schromm	Executive Vice President and Chief Operating Officer	Threshold (0%) Target (80%) Maximum (160%)

Paul Rolls	Executive Vice President, Sales and Marketing	Threshold (0%) Target (75%) Maximum (150%)

Mamoon Rashid	Senior Vice President and General Manager, System Solutions Group	Threshold (0%) Target (60%) Maximum (120%)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: February 5, 2016	By:	/s/ George H. Cave
	Name:	George H. Cave
	Title:	Executive Vice President, General Counsel, Chief Compliance & Ethics Officer, Chief Risk Officer and Corporate Secretary

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